Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated November 28, 2012, except for Note 19, as to which the date is January 28, 2013 with respect to the consolidated financial statements of Hologic, Inc., and our report dated November 28, 2012 with respect to the effectiveness of internal control over financial reporting of Hologic, Inc., both incorporated by reference in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Hologic, Inc. for the registration of $1,000,000,000 aggregate principal amount 6.25% Senior Notes due 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 6, 2013